Exhibit 99.1
STATER BROS. ANNOUNCES FISCAL 2013 EARNINGS, 13 WEEKS AND
52 WEEK SALES AND CUSTOMER COUNTS INCREASE

San Bernardino, California (December 17, 2013) - Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the year ended September 29, 2013.

The comparison of sales and earnings for fiscal 2013 compared to fiscal 2012 is affected by fiscal 2012 having an extra week of sales for both the fourth quarter and the fiscal year. The fourth quarter of fiscal 2013 was a thirteen week quarter while fiscal 2012 was a fourteen week quarter. The 2013 fiscal year was a 52-week year while 2012 was a 53-week year. The extra week in the prior year added approximately $67.8 million to the prior year’s fourth quarter and fiscal year. Fourth quarter fiscal 2013 sales were $960.4 million an increase of $3.2 million or 0.33% compared to normalized thirteen week 2012 fourth quarter sales. Fiscal 2013 sales were $3.9 billion an increase of $54.4 million or 1.43% over normalized fifty-two week fiscal 2012 sales. Like store sales increased 0.58% in the fourth quarter and 1.53% in fiscal 2013 over the same periods of the prior year.

The Company reported net income of $3.4 million in the fourth quarter of fiscal 2013 and $5.0 million in the fourth quarter of fiscal 2012. Net income was $30.4 million and $37.7 million for fiscal 2013 and fiscal 2012, respectively.

Brown said, “We are pleased with our increase in sales in fiscal 2013. We’ve increased sales and customer counts as our “Valued Customers” have responded favorably to our marketing strategy of keeping our prices low during these continued challenging economic times. During the prolonged economic downturn, we have intentionally sacrificed some gross margin which has affected our current year earnings. Over the past three years, we have reduced our debt by approximately $176.5 million and by December 31, 2013, we will make an additional $13.9 million reduction in our term loan. This has allowed us to lower our interest costs and invest more in our customers. During these times, low prices and value are even more important as our customers continue to face challenges to their home budgets.”

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 77 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited
	9/30/2012	9/29/2013
Assets
Current assets
Cash and cash equivalents	$219,800	$242,818
Receivables, net	47,902	37,493
Inventories	229,117	228,116
Other	46,340	39,876

Total current assets	543,159	548,303
Property and equipment, net	607,504	600,019
Deferred debt issuance costs, net	8,397	6,173
Other	49,262	42,851

Total assets	$1,208,322	$1,197,346

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$147,544	$144,214
Accrued expenses and other liabilities	165,951	153,987
Current portion of capital lease obligations	1,242	772
Current portion of long-term debt	11,419	24,810

Total current liabilities	326,156	323,783
Long-term debt, less current portion	633,521	608,711
Capital lease obligations, less current portion	1,186	414
Other long-term liabilities	164,837	150,988
Total stockholder’s equity	82,622	113,450

Total liabilities and stockholder’s equity	$1,208,322	$1,197,346

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited
	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	09/30/12	09/29/13	09/30/12	09/29/13
Sales	$1,025,044	$960,399	$3,873,203	$3,859,800
Gross profit	268,019	252,591	1,039,608	1,019,766
Operating expenses:
Selling, general and administrative expenses	234,708	224,408	882,738	879,231
Gain on sale of property and equipment	(38)	(8)	(976)	(2,546)
Depreciation and amortization	12,370	11,365	46,503	45,943
Total operating expenses	247,040	235,765	928,265	922,628
Operating profit	20,979	16,826	111,343	97,138
Interest income	27	17	116	80
Interest expense	(12,568)	(11,246)	(47,882)	(46,301)
Income before income taxes	8,438	5,597	63,577	50,917
Income taxes	3,450	2,226	25,868	20,542
Net income	$4,988	$3,371	$37,709	$30,375